Morgan Stanley Institutional Fund, Inc.
U.S. Real Estate Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	General Growth Properties
Purchase/Trade Date:	11/16/2010
Size of Offering/shares: 135,000,000
Offering Price of Shares: $14.750
Amount of Shares Purchased by Fund: 1,658,260
Percentage of Offering Purchased by Fund:  1.228
Percentage of Funds Total Assets: 2.47
Brokers: Goldman Sachs, Deutsche Bank Securities,
Wells Fargo Securities, RBC Capital Markets, Barclays
Capital, UBS Investment Bank, Morgan Stanley, Macquarie
Capital, TD Securities, Piper Jaffray
Purchased from:  Deutsche Bank

Securities Purchased: Senior Housing Property Trust
Purchase/Trade Date:	12/10/2010
Size of Offering/shares: 12,500,000
Offering Price of Shares: $20.500
Amount of Shares Purchased by Fund: 70,010
Percentage of Offering Purchased by Fund:   0.560
Percentage of Funds Total Assets: 0.14
Brokers: Jefferies, BofA Merrill Lynch, Morgan Stanley,
Citi, UBS, Morgan Keegan, RBC Capital Markets, Wells
Fargo Securities, BB& T Capital Markets, Janney
Montgomery Scott, Oppenheimer & Co.
Purchased from:  Jefferies & Co.

Securities Purchased:	HCP Inc.
Purchase/Trade Date:	12/14/2010
Size of Offering/shares: 40,000,000
Offering Price of Shares: $32.000
Amount of Shares Purchased by Fund: 103,200
Percentage of Offering Purchased by Fund:  0.258
Percentage of Funds Total Assets: 0.32
Brokers: BofA Merrill Lynch, Citi, JPMorgan, UBS
Investment Bank, Wells Fargo Securities, Morgan Stanley,
RBS, Credit Suisse, Credit Agricole CIB, KeyBanc Capital
Markets, Deutsche Bank Securities, Barclays Capital,
Goldman, Sachs & Co., Scotia Capital, BNY Mellon Capital
Markets, LLC, SunTrust Robinson Humphrey, Piper Jaffray,
PNC Capital Markets LLC, Morgan Keegan
Purchased from:  Merrill Lynch